EXHIBIT 10.1

                              EMPLOYMENT AGREEMENT

      This EMPLOYMENT AGREEMENT ("Agreement") is made and entered into as of this 16th day of June 2005, by and between the Berman Center, Inc., a Delaware corporation ("Company" or "Berman Center"), and Laura A.C. Berman, LCSW, Ph.D., an individual ("Dr. Berman"). Company or Dr. Berman are sometimes referred to herein as "party" or collectively as "parties".

                                    RECITALS

      WHEREAS, Dr. Berman, a sex educator and therapist, is co-founder of the Berman Center, a specialized health center for women focusing on female sexual health and menopause management; and

      WHEREAS, Company recognizes that Dr. Berman's talents and abilities are unique, and have been integral to the success of the Berman Center, and thus wishes to secure the ongoing services of Dr. Berman; and

      WHEREAS, Company is currently involved in a reverse merger transaction (the "Merger", as defined in the Placement Agent Agreement by and between Company and Hunter World Markets dated April 11, 2005); and

      WHEREAS, the Merger shall be completed on June 16, 2005 (the "Effective Date"); and

      WHEREAS, following the completion of the Merger, Company wishes to engage the services of Dr. Berman under the terms and conditions stated herein as of the Effective Date;

      NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter contained, and for other good and valuable consideration, it is hereby agreed by and between the parties hereto as follows:

1.    Term

      The term of employment under this Agreement shall be for a period commencing on the Effective Date and concluding on the third anniversary of the Effective Date (the "Term", inclusive of any and all extensions, if applicable), unless terminated earlier pursuant to the provisions of Paragraph 7 below. At or near the expiration of the Term, the parties agree to engage in good faith discussions regarding a new employment contract or an extension of this Agreement. However, neither party shall be obligated to enter into a new agreement, nor does this Paragraph 1 create any representation, express or implied, that a new agreement will be entered into.

2.    Employment and Duties

      (a) Employment. Company hereby employs Dr. Berman as the President and Executive Director of Company and Dr. Berman hereby accepts such employment as of the Effective Date pursuant to the terms, covenants and conditions set forth herein. Dr. Berman shall report directly to the Board of Directors of Company.
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      (b) Exclusivity. During the Term, Dr. Berman shall render her services exclusively to Company.

      (c) Services. During the Term, Dr. Berman shall render services to Company to the best of her ability and in a manner satisfactory to Company. Dr. Berman shall be responsible for rendering services to Company that include, without limitation, the following:

            (i) Dr. Berman shall render all services customarily rendered by individuals in similar capacities with companies that provide sexual health services to women, or which duties are delegated to her by the Board of Directors consistent with such positions and/or the terms of this Agreement.

            (ii) In connection with any and all media, whether now known or hereafter created, including without limitation, television, film, radio, DVD, CD, CD-ROM, Internet, and live stage, Dr. Berman shall render services in the capacity of, including without limitation, performer, host, co-host, expert, consultant, producer, executive producer, writer, teacher, lecturer, and endorser of products and services in areas of businesses of Company covered under this Agreement (the services defined in Paragraph 2(c)(i) and (ii) shall be collectively referred to as the "Services"). The foregoing notwithstanding, Dr. Berman's services rendered prior to the Effective Date of this Agreement including, without limitation, Dr. Berman's services as co-host of the television program, "Berman and Berman: For Women Only," on the Discovery Health Channel as well as Dr. Berman's services as host of the syndicated radio talk show, "The Dr. Laura Berman Show" (collectively, the "Prior Services") shall be deemed Services rendered hereunder.

            (iii) If Dr. Berman creates, individually and/or jointly with third parties, products pursuant to this Agreement in connection with the Services rendered hereunder, such products shall include, without limitation, Dr. Berman's authorship and co-authorship of books, articles, essays, manuals, scripts or other literary products, Dr. Berman's creation of medical and treatment devices, wellness, nutritional and exercise programs, and any and all other products created by Dr. Berman in areas of businesses of Company covered under this Agreement (the "Products"). The foregoing notwithstanding, products created by Dr. Berman prior to the Effective Date of this Agreement including, without limitation, Dr. Berman's best selling books, "For Women Only: A Revolutionary Guide to Overcoming Sexual Dysfunction and Reclaiming Your Sex Life (Henry Holt, 2000), "Secrets of the Sexually Satisfied Woman" (Hyperion Books, ___) and "The Passion Prescription: Ten Weeks to Your Best Sex Ever" (Hyperion Books, ___) (collectively, the "Prior Products") shall be deemed Products created hereunder. For clarification purposes, if Dr. Berman co-created any Product, this Agreement only applies to such portion that was created by or attributable to Dr. Berman.

      (d) Time and Efforts. Dr. Berman shall devote her full-time efforts, attention, and energies to the business of the Company.


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      (e) Place of Performance. During the Term, Company shall maintain executive offices for Dr. Berman in Chicago, IL, and Dr. Berman shall not be required to relocate to any other location. Subject to Dr. Berman's prior approval, Company shall provide Dr. Berman with an exclusive office, private secretary, usual and customary office support and staff consistent with the practices of Company and as is customary in the health care industry.

3.    Compensation

      (a) Salary. As the total consideration for Dr. Berman's Services rendered and Products created hereunder, Dr. Berman shall be entitled to an annual salary of Two Hundred Thousand Dollars ($200,000.00) (the "Salary") beginning on the Effective Date of the Agreement and payable in regular installments in accordance with the customary payroll practices of Company. The Salary may be increased at the discretion of the Board of Directors on or after the 180th day following the Effective Date. The Salary shall not be decreased.

      (b) Expenses. During the Term, Company shall pay or promptly reimburse Dr. Berman for all business, travel and entertainment expenses consistent with Dr. Berman's title and the practices of Company in effect during the Term, including, without limitation, business class air transportation, standard room at first class hotel, exclusive ground transportation by town car, when necessary, otherwise taxis to and from airports, first class luxury rental car or car service at Dr. Berman's discretion, car lease allowance of $1200/month, inclusive of insurance and gas expenses but exclusive of maintenance expenses. Company shall also provide Dr. Berman with any and all items reasonably necessary and appropriate to render the Services and create the Products hereunder to the best of her abilities including, without limitation, electronic equipment and a personal assistant for use during the Term.

      (c) Vacation. Dr. Berman shall be entitled to six (6) weeks of vacation per year. Vacation not taken during the applicable fiscal year (but in excess of three weeks) shall be carried over to the next following fiscal year.

      (d) Welfare, Pension and Incentive Benefit Plans. During the Term, Dr. Berman (and her eligible spouse and dependents) shall be entitled to participate in all the welfare benefit plans and programs maintained by Company from time to time for the benefit of its senior executives including, without limitation, all medical (medical insurance shall be at least POS or PPD with a deductible not greater than $250/person), hospitalization, dental, disability, accidental death (accidental death insurance in an amount not less than $2,000,000.00) and dismemberment and travel accident insurance plans and programs. In addition, during the Term, Dr. Berman shall be eligible to participate in all pension, retirement, savings and other employee benefit plans and programs maintained from time to time by Company for the benefit of its senior executives, other than any annual cash incentive plan.

      (e) Dues. During the Term, Company shall pay or promptly reimburse Dr. Berman for annual dues for membership in organizations including, but not limited to, the American Federation of Television and Radio Artists, the Screen Actors Guild, medical and health associations.


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

4.    Revenues

      (a) Any and all net revenues generated as a result of Dr. Berman's Products created hereunder, to the extent such revenues are payable to Dr. Berman, shall be payable to Company in perpetuity when any such revenues are received by Dr. Berman or on Dr. Berman's behalf, directly or indirectly, or by any person, firm or corporation on Dr. Berman's behalf pursuant to contracts, engagements and commitments entered into during the Term. In connection with the foregoing: (i) all agreements substantially negotiated during the Term and executed within six (6) months thereafter shall be deemed entered into during the Term and (ii) Company shall be entitled to any and all revenues in perpetuity with respect to Products created by Dr. Berman during the Term pursuant to agreements entered into during the Term. For the avoidance of doubt, any and all revenues accruing and received after the commencement of the Term which are generated as a result of Prior Products created, to the extent such revenues are payable to Dr. Berman, shall be automatically paid to Company.

      (b) Any and all net revenues generated as a result of Dr. Berman's Services rendered hereunder, to the extent such revenues are payable to Dr. Berman, shall be payable to Company in perpetuity when any such revenues are received by Dr. Berman or on Dr. Berman's behalf, directly or indirectly, or by any person, firm or corporation on Dr. Berman's behalf pursuant to contracts, engagements and commitments entered into during the Term. For the avoidance of doubt, any and all revenues accruing and received after the commencement of the Term which are generated as a result of Prior Services rendered, to the extent such revenues are payable to Dr. Berman, shall be automatically paid to Company. Notwithstanding the foregoing, Dr. Berman shall not be required to pay or contribute to Company any income, revenue or other compensation derived from honorarium fees and live speaking engagements. If, after the expiration of the Term of this Agreement, Dr. Berman renders Services pursuant to an agreement entered into during the Term of this Agreement, Company shall not be entitled to any revenues earned after the expiration of the Term.

      (c) In the event Dr. Berman's employment is terminated pursuant to Paragraphs 6(b) or 6(d) herein, any and all revenues generated as a result of Dr. Berman's Services rendered and Products created hereunder shall be immediately payable to Dr. Berman.

5.    Agreements

      (a) During the Term, Company may enter into third party agreements for Dr. Berman's Services rendered and Products created hereunder. In the event that Dr. Berman enters into any such third party agreement(s) directly, Dr. Berman agrees and acknowledges that any and all revenues generated as a result of such third party agreement(s) shall be automatically assignable to Company, and the terms and conditions of this Agreement shall govern.

      (b) If the term of any third party agreement extends beyond the Term of this Agreement and Dr. Berman's employment is not terminated pursuant to Paragraphs 6(b) or 6(d) herein, Dr. Berman shall continue to create Products pursuant to such third party agreement until the termination or expiration thereof and any and all revenues generated as a result of such third party agreement shall be automatically assignable to Company for the length of the term of such third party agreement, and the terms and conditions of this Agreement shall govern.


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

      (c) If the term of any third party agreement extends beyond the Term of this Agreement and Dr. Berman's employment is not terminated pursuant to Paragraphs 6(b) or 6(d) herein, Dr. Berman shall continue to render Services pursuant to such third party agreement until the termination or expiration thereof provided that any and all revenues generated as a result of such third party agreement shall be payable to Dr. Berman and the terms and conditions of this Agreement shall not govern.

6.    Termination

      Dr. Berman's employment shall terminate upon the happening of the following:

      (a) Termination For Cause. Company may terminate this Agreement for Cause if the Board of Directors determines that Cause exists provided, however, that such termination for Cause requires a resolution approved by seventy-five percent (75%) of the Board of Directors. There shall also be a special meeting of the Board of Director after written notification to Dr. Berman that in the good faith opinion of the Board of Directors, Dr. Berman is guilty of the misconduct described herein with particular detail. Thereafter, Dr. Berman shall be given an opportunity to meet with the Board of Directors to discuss and attempt to cure the misconduct. For purposes of this Agreement, "Cause" shall mean

            (i) A proven act of dishonesty, fraud, embezzlement, or misappropriation of proprietary information in connection with the Dr. Berman's responsibilities as President and Director of the Berman Center;

            (ii) Dr. Berman's conviction of, or plea of nolo contendere to, a felony or a crime involving moral turpitude; or

            (iii) Dr. Berman's habitual failure or refusal to perform her employment duties under this Agreement if such failure or refusal is not cured by Dr. Berman within thirty (30) days after receiving written notice thereof from the Board of Directors.

      (b) Termination Without Cause.

            (i) Company may terminate this Agreement Without Cause. For purposes of this Agreement, "Without Cause" shall mean termination by Company of Dr. Berman's employment for any reason, including termination from a Change of Control (as defined herein), other than as specified in Paragraphs 6(a) and 6(c) hereof.

            (ii) Change of Control shall mean the occurrence of any one of the following: (i) any "person," as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (other than Company, a subsidiary, an affiliate, or a Company employee benefit plan, including any trustee of such plan acting as trustee) becoming the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Company representing 50% or more of the combined voting power of Company's then outstanding securities; (ii) a sale of assets involving 50% or more of the fair market value of the assets of Company as determined in good faith by the Board of Directors of Company; or (iii) any merger or reorganization of Company whether or not another entity is the survivor, pursuant to which the holders of all the shares of capital stock of Company outstanding prior to the transaction hold, as a group, fewer than 50% of the shares of capital stock of Company outstanding after the transaction.

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

            (iii) Company may terminate the employment of Dr. Berman and all of Company's obligations hereunder (except as hereinafter provided) at any time during the Term of this Agreement "Without Cause" by giving Dr. Berman written notice of such termination, to be effective thirty (30) days following the giving of such written notice.

      (c) Termination Due to Disability or Death. Dr. Berman's employment hereunder may be terminated by Company as follows:

            (i) To the extent permitted by law, upon thirty (30) days' prior written notice to Dr. Berman in the event that Dr. Berman has been unable to perform substantially all of her duties under this Agreement for an aggregate of 150 days (inclusive of weekends and holidays) within any 12-month period, as the result of Dr. Berman's incapacity to perform the essential functions of her job due to a physical or mental disability and after reasonable accommodation made by Company, and within thirty (30) days of receipt of such notice, Dr. Berman shall not have returned to the full-time, continuing performance of her duties hereunder, or

            (ii) Immediately upon the death of Dr. Berman.

      (d) Termination for Good Reason. Dr. Berman may terminate the Agreement for "Good Reason". Dr. Berman's termination shall be for "Good Reason" if Dr. Berman provides written notice to Company of the Good Reason within six (6) months of the event constituting Good Reason, or as soon as the event becomes known to Dr. Berman, whichever is later, and provides Company with a period of thirty (30) days to cure the Good Reason and Company fails to cure the Good Reason within that period. For purposes of this Agreement, "Good Reason" shall mean any of the following events if the event is effected by Company or third parties without Dr. Berman's consent: (i) a reduction in the Salary or other component of compensation and benefits, except for changes to Company's generally applicable benefit plans and policies; or (ii) if Company then changes Dr. Berman's title, position, reporting or job duties which materially reduces Dr. Berman's level of responsibility, (except for any reduction for Cause as defined above). Dr. Berman may terminate her employment at any time for Good Reason, in which case Dr. Berman shall receive the compensation and benefit continuation required by Paragraph 7(c) below. The foregoing notwithstanding, Dr. Berman shall have the right to terminate this Agreement without Good Reason by providing Company with written notice thereof.

      (e) Voluntary Termination. Dr. Berman's employment hereunder may be terminated by Dr. Berman for any reason (other than by Termination Due to Disability or Death) upon Dr. Berman providing Company with thirty (30) days' notice of Dr. Berman's voluntary termination.

7.    Effect of Termination

      (a) Termination For Cause or Voluntary Termination. In the event that Dr. Berman's employment is terminated pursuant to Paragraphs 6(a) or 6(e) above:


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

            (i) Company shall pay to Dr. Berman, or her representatives, on the date of termination of employment (the "Termination Date") only that portion of the Salary provided in Paragraph 3(a) that has been earned to the Termination Date, and any accrued but unpaid Vacation pay provided in Paragraph 3(c), and any expense reimbursements due and owing to Dr. Berman as of the Termination Date.

      (b) Termination Due to Disability or Death. In the event Dr. Berman's employment is terminated pursuant to Paragraph 6(c) above, Company shall pay to Dr. Berman, or her representatives, on the Termination Date the following:

            (i) The payments, if any, referred to in Paragraph 7(a)(i) above.

      (c) Termination Without Cause or for Good Reason. In the event Dr. Berman's employment is terminated pursuant to Paragraphs 6(b) or 6(d) above, Company shall pay Dr. Berman all of the following:

            (i) The payments referred to in Paragraph 7(a)(i) above; and

            (ii) Dr. Berman's salary for the remainder of the Term hereof.

            (iii) Upon Dr. Berman's Termination Without Cause or Termination for Good Reason, any and all rights in and to the Services rendered and Products created hereunder including, without limitation, all right, title, interest, and license (including the Property license as granted pursuant to the Intellectual Property License and Preservation Agreement entered into by and between the parties dated as the date hereof) and in the Services and Products, shall immediately vest in and revert back to Dr. Berman and the provisions of Paragraphs 9 and 10 of this Agreement shall not apply. In connection therewith, Company agrees to execute such any and all documents and instruments as may reasonably be required in order to effectuate the terms and intentions of this Paragraph 7(c)(iii), and in the event Company fails or is unable to execute any such documents or instruments, after receipt of a written request therefore from Dr. Berman, Company hereby appoints Dr. Berman as its irrevocable attorney in fact to execute any such documents or instruments, provided that said documents and instruments shall not be inconsistent with the terms and conditions of this Agreement. Dr. Berman's rights under this Paragraph 7(c)(iii) constitute a power coupled with an interest and are irrevocable.

8.    Confidential Information

      Except as may be required or appropriate in connection with her carrying out her duties under this Agreement, Dr. Berman shall not, without the prior written consent of Company or as may be required by law or any legal process, or as is necessary in connection with any adversarial proceeding against Company (in which case Dr. Berman shall cooperate with Company in obtaining a protective order at Company's expense against disclosure by a court of competent jurisdiction), communicate, to anyone other than Company in the furtherance of its business or to perform her duties hereunder, any trade secrets, confidential information, knowledge or data relating to Company and its businesses and investments, obtained by Dr. Berman during the Term by Company and that is not generally available public knowledge.


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

9.    Noncompetition

      (a) During the Term, and for twelve (12) months after the Termination Date if Dr. Berman is terminated by Company for Cause or Dr. Berman terminates without Good Reason, Dr. Berman shall not engage in or become associated with any Competitive Activity. For purposes of this Paragraph 9, a "Competitive Activity" shall mean any business or other endeavor that engages in any United States territory in which Company has significant business operations as of the Date of Termination to a significant degree in a business that directly competes with all or any substantial part of Company's business of using Dr. Berman's name, likeness, image, or voice to the extent such uses involve counseling and core businesses of Dr. Berman, excluding television appearances and book publishing, in connection with any Services rendered or Products created hereunder (the "Business"); provided, that, a Competitive Activity shall not include (i) any speaking engagement to the extent such speaking engagement does not promote or endorse a product or service of the Business, (ii) the writing of any book or article relating to subjects other than the Business (e.g., nonfiction relating to Dr. Berman's career or general business advice) or (iii) the television, video or movie business so long as such business does not relate to the Business. Dr. Berman shall be considered to have become "associated with a Competitive Activity" if she becomes involved as an owner, employee, officer, director, independent contractor, agent, partner, advisor, or in any other capacity calling for the rendition of Dr. Berman's personal services, with any individual, partnership, corporation or other organization that is engaged in a Competitive Activity and her involvement relates to a significant extent to the Competitive Activity of such entity; provided, however, that Dr. Berman shall not be prohibited from (a) owning less than one percent (1%) of any publicly traded corporation, whether or not such corporation is in competition with Company or (b) serving as a director of a corporation or other entity the primary business of which is not a Competitive Activity. If, at any time, the provisions of this Paragraph 10 shall be determined to be invalid or unenforceable, by reason of being vague or unreasonable as to area, duration or scope of activity, this Paragraph 10 shall be considered divisible and shall become and be immediately amended to only such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter; and Dr. Berman agrees that this Paragraph 9 as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

      (b) In the event Dr. Berman engages in or becomes associated with any Competitive Activity during the Term, any and all revenues generated as a result of Dr. Berman's involvement in such Competitive Activity shall be automatically assignable to Company.

      (c) In the event Dr. Berman is terminated Without Cause or Dr. Berman terminates for Good Reason, the provisions of Paragraph 9(a) and 9(b) shall not apply.

10.   Nonsolicitation

      (a) During the Term, and for twelve (12) months after the Termination Date if Dr. Berman is terminated by Company for Cause or Dr. Berman terminates without Good Reason, Dr. Berman will not, directly or indirectly, solicit for employment any person (other than any personal secretary or assistant hired to work directly for Dr. Berman) employed by Company or its affiliated companies, nor will Dr. Berman, directly or indirectly, solicit for employment any person known by Dr. Berman (after reasonable inquiry) to be employed at the time by Company or its affiliated companies.


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

      (b) In the event Dr. Berman is terminated Without Cause or Dr. Berman terminates for Good Reason, the provisions of Paragraph 10(a) shall not apply.

11.   Approvals

      Dr. Berman shall have the right to approve all uses of her name, likeness, biography and any and all statements attributed to her, which approval shall not be unreasonably withheld and shall be given to Company within five (5) business days after such materials are submitted by Company to Dr. Berman. Dr. Berman's failure to give such notice as aforesaid shall be deemed to be Dr. Berman's disapproval as to the material for which such approval is sought. All materials submitted by Dr. Berman to Company shall be deemed approved by Dr. Berman.

12.   Indemnification

      (a) General. Company agrees that if Dr. Berman is made a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that Dr. Berman is or was a trustee, director or officer of Company, or any predecessor to Company (including any sole proprietorship owned by Dr. Berman) or any of their affiliates or is or was serving at the request of Company, any predecessor to Company (including any sole proprietorship owned by Dr. Berman), or any of their affiliates as a trustee, director, officer, member, employee or agent of another corporation or a partnership, joint venture, limited liability company, trust or other enterprise, including, without limitation, service with respect to employee benefit plans, whether or not the basis of such Proceeding is alleged action in an official capacity as a trustee, director, officer, member, employee or agent while serving as a trustee, director, officer, member, employee or agent, or in connection with any of the Services rendered or Products created hereunder, Dr. Berman shall be defended, indemnified and held harmless by Company to the fullest extent authorized by California law, as the same exists or may hereafter be amended, against all Expenses incurred or suffered by Dr. Berman in connection therewith, and such indemnification shall continue as to Dr. Berman even if she has ceased to be an officer, director, trustee or agent, or is no longer employed by Company and shall inure to the benefit of her heirs, executors and administrators.

      (b) Expenses. As used in this Agreement, the term "Expenses" shall include, without limitation, damages, losses, judgments, liabilities, fines, penalties, excise taxes, settlements, and costs, attorneys' fees, accountants' fees, and disbursements and costs of attachment or similar bonds, investigations, and any expenses of establishing a right to indemnification under this Agreement.

      (c) Enforcement. If a claim or request under this Paragraph 12 is not paid by Company or on its behalf, within thirty (30) days after a written claim or request has been received by Company, Dr. Berman may at any time thereafter bring suit against Company to recover the unpaid amount of the claim or request and if successful in whole or in part, Dr. Berman shall be entitled to be paid also the expenses of prosecuting such suit against Company. All obligations for indemnification hereunder shall be subject to, and paid in accordance with, applicable California law.


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

      (d) Partial Indemnification. If Dr. Berman is entitled under any provision of this Agreement to indemnification by Company for some or a portion of any Expenses, but not, however, for the total amount thereof, the Company shall nevertheless indemnify Dr. Berman for the portion of such Expenses to which Dr. Berman is entitled.

      (e) Advances of Expenses. Expenses incurred by Dr. Berman in connection with any Proceeding shall be paid by Company in advance upon request of Dr. Berman that Company pay such Expenses, but only in the event that Dr. Berman shall have delivered in writing to Company (i) an undertaking to reimburse Company for Expenses with respect to which Dr. Berman is not entitled to indemnification and (ii) a statement of her good faith belief that the standard of conduct necessary for indemnification by Company has been met.

      (f) Notice of Claim. Dr. Berman shall give to Company notice of any claim made against her for which indemnification will or could be sought under this Agreement. In addition, Dr. Berman shall give Company such information and cooperation as it may reasonably require and as shall be within Dr. Berman's power and at such times and places as are convenient for Dr. Berman.

      (g) Defense of Claim. With respect to any Proceeding as to which Dr. Berman notifies Company of the commencement thereof:

            (i) Company will be entitled to participate therein at its own expense;

            (ii) Except as otherwise provided below, to the extent that it may wish, Company will be entitled to assume the defense thereof, with counsel reasonably satisfactory to Dr. Berman, which in Company's sole discretion may be regular counsel to Company and may be counsel to other officers and directors of Company or any subsidiary. Dr. Berman also shall have the right to employ her own counsel in such action, suit or proceeding if she reasonably concludes that failure to do so would involve a conflict of interest between Company and Dr. Berman, and under such circumstances the fees and expenses of such counsel shall be at the expense of Company.

            (iii) Company shall not be liable to indemnify Dr. Berman under this Agreement for any amounts paid in settlement of any action or claim affected without its written consent. Company shall not settle any action or claim in any manner which would impose any penalty that would not be paid directly or indirectly by Company or limitation on Dr. Berman without Dr. Berman's written consent. Neither Company nor Dr. Berman will unreasonably withhold or delay their consent to any proposed settlement.

      (h) Non-exclusivity. The right to indemnification and the payment of expenses incurred in defending a Proceeding in advance of its final disposition conferred in this Paragraph 12 shall not be exclusive of any other right which Dr. Berman may have or hereafter may acquire under any statute or certificate of incorporation or by-laws of Company or any subsidiary, agreement, vote of shareholders or disinterested directors or trustees or otherwise.


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13.   Assignment

      This Agreement is personal in nature, and neither this Agreement nor any part of any obligation herein shall be assignable by Dr. Berman. Company shall be entitled to assign this Agreement, upon the prior approval of Dr. Berman, to any affiliate of Company that assumes the ownership and control of the business of Company provided, however that Company shall remain secondarily liable to Dr. Berman.

14.   Severability

      Should any term, provision, covenant or condition of this Agreement be held to be void or invalid, the same shall not affect any other term, provision, covenant or condition of this Agreement, but such remainder shall continue in full force and effect as though each such voided term, provision, covenant or condition is not contained herein.

15.   Governing Law and Submission to Jurisdiction

      This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts made and to be carried out in California. Each of the parties submits to the exclusive jurisdiction of any state or federal court sitting in Los Angeles, California in any action or proceeding arising out of or relating to this Agreement and further agrees that all claims in respect of the action or proceeding may be heard and determined in any such court and agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the parties agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner so provided by law.

16.   Attorney's Fees

      In the event that any party shall bring an action or proceeding in connection with the performance, breach or interpretation of this Agreement, then the prevailing party in any such action or proceeding, as determined by the court or other body having jurisdiction, shall be entitled to recover from the losing party all reasonable costs and expenses of such action or proceeding, including reasonable attorneys' fees, court costs, costs of investigation, expert witness fees and other costs reasonably related to such action or proceeding.

17.   Binding Agreement

      This Agreement shall be binding upon the parties, and each party's successors and assigns.

18.   Captions

      The Paragraph captions herein are inserted only as a matter of convenience and reference and in no way define, limit or describe the scope of this Agreement or the intent of any provisions hereof.

19.   Notice

      All notices and other communications under this Agreement shall be in writing and mailed, telegraphed, telecopied, or delivered by hand (by a party or a recognized courier service) to the other party at the following address (or to such other address as such party may have specified by notice given to the other party pursuant to this provision):

                  If to Company:
                  Berman Center, LLC
                  211 E. Ontario
                  Suite 800
                  Chicago, IL  60611

                  -----------------

                  If to Dr. Berman:

                  c/o Kirkpatrick & Lockhart Nicholson Graham LLP
                  10100 Santa Monica Boulevard
                  7th Floor
                  Los Angeles, CA  90067
                  Attn: Jeryl A. Bowers, Esq.

                  With Courtesy Copies of all notices to Dr. Berman simultaneously sent to the following:

                  Manatt, Phelps & Phillips, LLP
                  11355 West Olympic Boulevard
                  Los Angeles, CA  90064
                  Attn:  Roger L. Armstrong, Esq.

          ///

          ///

          ///

          ///

          ///

          ///

          ///

          ///


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

20.   Entire Agreement

      This Agreement contains the entire agreement of the parties relating to the subject matter hereof, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement that are not set forth otherwise herein. In this regard, each of the parties represents and warrants to the other party that such party is not relying on any promises or representations that do not appear in writing herein. This Agreement supersedes all prior agreements, whether written or oral, pertaining hereto. Each of the parties further agrees and understands that this Agreement can be amended or modified only by a written agreement signed by all parties.

                           [SIGNATURE PAGE TO FOLLOW]

      IN WITNESS WHEREOF, this Agreement is executed as of the day and year first above written.

                                       BERMAN CENTER, INC., a Delaware
                                       corporation


                                       By: /s/ SAMUEL CHAPMAN
                                           -------------------------------------
                                           Name:  Samuel Chapman
                                           Title:  Chief Executive Officer

                                       and

                                       LAURA A.C. BERMAN, LCSW, PH.D.


                                       By: /s/ LAURA BERMAN
                                           -------------------------------------
                                           Laura A.C. Berman, LCSW, Ph.D.

                                       14